EXHIBIT 99.2
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. BOARD AUTHORIZES
REPURCHASE OF ADDITIONAL SHARES OF COMMON STOCK
QUARTERLY CASH DIVIDEND INCREASED FOR NINTH TIME SINCE
SEPTEMBER 2003
DURANGO, Colorado (May 10, 2007) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/GM: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today announced that its Board of Directors has authorized the repurchase of approximately $5 million, or up to 350,000 shares, of the Company’s outstanding common stock in the open market, or in private transactions, whenever deemed appropriate by management.
During the past seven years, the Company has repurchased approximately 3,328,570 shares of its common stock (adjusted for stock splits and stock dividends) under repurchase authorizations, at an average price of $4.47 per share.
The Company also announced that its Board of Directors has declared a first quarter cash dividend of $0.10 per common share outstanding. The cash dividend will be payable June 15, 2007, to shareholders of record at the close of business June 1, 2007. The first quarter cash dividend of $0.10 represents an 11.1% increase over the previous cash dividend of $0.09 per share. The quarterly dividend payout was increased 12.5%, from $0.08 to $0.09 per share, in the third quarter of FY2007, and the first quarter FY2008 dividend of $0.10 will represent the ninth increase since the Company began paying cash dividends in September 2003.
“The Company’s operating cash flows and financial condition remain very strong, as evidenced by the fact that we have retired all of our outstanding debt and ended our most recent fiscal year with $2.8 million of cash in the bank,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “Since our bank balances are currently earning interest at a relatively low rate and we remain confident in the Company’s prospects for continued earnings growth, the Board has authorized our ninth cash dividend increase and the repurchase of up to an additional 350,000 shares of our common stock.” The Company expects the Board of Directors to consider further cash dividend increases in the future, so long as the Company’s underlying financial performance and liquidity requirements support such distributions.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of May 8, 2007 the Company and its franchisees operated 319 stores in 38 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The NASDAQ Global Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554